NU LOGO	P. O. Box 270 Hartford, CT 06141-0270 107 Selden Street Berlin, CT 06037 (860)-665-5000 www.nu.com

Exhibit 99.1

News Release

CONTACT:	Jeffrey R. Kotkin
OFFICE:	(860) 665-5154

NU Announces Pricing of Public Offering

BERLIN, Connecticut, December 6, 2005 – Northeast Utilities (NYSE: NU) announced today the pricing of 20.0 million common shares, increased from the original 16.5 million shares, in its previously announced public offering, at an offering price of $19.09 per share.

These securities will be issued under a shelf registration statement previously filed with the Securities and Exchange Commission.  The transaction is expected to close December 12, 2005.

In connection with the offering, the Company has granted the underwriters an option for a period of up to 30 days to purchase up to an additional 3.0 million shares of the Company's common shares.

The joint book-running managers for the transaction are Lehman Brothers Inc. and J.P. Morgan Securities Inc.  Investors may obtain a copy of the final prospectus supplement relating to the offering from Lehman Brothers, Inc., c/o ADP Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, N.Y., 11717 (e-mail: monica castillo@adp.com; fax: 631-254-7268), or from J. P. Morgan Securities Inc., Chase Distribution & Support Service, 1 Chase Manhattan Plaza, Floor 5B, New York, NY 10081 (copies also may be obtained via e-mail to AddressingServices@jpmchase.com).  This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

NU currently has approximately 130 million common shares outstanding.  It operates New England’s largest energy delivery system, serving approximately 2 million customers in Connecticut, New Hampshire and Massachusetts.

This news release includes statements concerning NU’s expectations, plans, objectives, future financial performance and other statements that are not historical facts.  These statements are “forward looking statements” within the meaning of the Private Litigation Reform Act of 1995.  In some cases the reader can identify these forward looking statements by words such as “estimate”, “expect”, “anticipate”, “intend”, “plan”, “believe”, “forecast”, “should”, “could”, and similar expressions.  Forward looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward looking statements.  Factors that may cause actual results to differ materially from those included in the forward looking statements include, but are not limited to, actions by state and federal regulatory bodies, competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, regulations or regulatory policy, expiration or initiation of significant energy supply contracts, changes in levels of capital expenditures, developments in legal or public policy doctrines, technological developments, volatility in electric and natural gas commodity markets, effectiveness of our risk management policies and procedures, changes in accounting standards and financial reporting regulations, fluctuations in the value of electricity positions, methods, timing and results of the disposition of competitive businesses; actions of rating agencies;  terrorist attacks on domestic energy facilities, and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in our reports to the SEC.  We undertake no obligation to update the information contained in any forward looking statements to reflect developments or circumstances occurring after the statement is made.